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                                                                    EXHIBIT 12.3

                              THE LOEWEN GROUP INC.
COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS RATIO

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
                                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                                1996           1995           1994           1993           1992
                                                              --------       --------       --------       --------       --------
                                                                               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)
Earnings (loss) before income taxes. . . . . . . . . .       $  93,001      $(123,862)     $  58,232      $  43,896      $  31,480
                                                             ---------     ----------      ---------      ---------      ---------
Fixed charges included in earnings (loss) before
  income taxes:
    Interest on long-term debt . . . . . . . . . . . .          88,932         50,913         34,203         21,801         19,083
    Amortization of deferred finance costs . . . . . .           4,171          1,512          1,139            832            580
    Dividends on preferred securities of subsidiary. .           7,088          7,088          2,678             --             --
                                                             ---------     ----------     ----------      ---------      ---------
                                                               100,191         59,513         38,020         22,633         19,663
                                                             ---------     ----------     ----------      ---------      ---------
Earnings (loss). . . . . . . . . . . . . . . . . . . .       $ 193,192      $ (64,349)    $   96,252      $  66,529      $  51,143
                                                             =========     ==========     ==========      =========      =========


Fixed charges:
    Fixed charges included in earnings before income
      taxes. . . . . . . . . . . . . . . . . . . . . .       $ 100,191     $   59,513      $  38,020      $  22,633      $  19,663
    Capitalized interest . . . . . . . . . . . . . . .           2,092          2,722          1,128            117             --
                                                             ---------     ----------      ---------      ---------      ---------
Total fixed charges. . . . . . . . . . . . . . . . . .       $ 102,283     $   62,235      $  39,148      $  22,750      $  19,663
                                                             =========     ==========     ==========      =========      =========

Preferred share dividends

 Dividends on First Preferred Shares, Series C (1) . .       $   8,874     $       --     $       --      $      --      $      --
                                                             =========     ==========     ==========      =========      =========

Ratio of earnings to fixed charges and preferred
 share dividends . . . . . . . . . . . . . . . . . . .            1.7x             --             --             --             --
                                                             =========     ==========     ==========      =========      =========
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(1)  The Company did not pay any preferred share dividends from 1992-1995.